EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK TRUST COMPANY, N.A.

of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business March 31, 2008, published in accordance with Federal regulatory authority instructions.

Dollar Amounts
in Thousands

ASSETS

Cash and balances due from

depository institutions:
Noninterest-bearing balances
and currency and coin	2,130
Interest-bearing balances	0

Securities:

Held-to-maturity securities	32
Available-for-sale securities	297,195

Federal funds sold and securities

purchased under agreements to resell:
Federal funds sold	11,700
Securities purchased under agreements to resell	65,000

Loans and lease financing receivables:

Loans and leases held for sale	0
Loans and leases,
net of unearned income	0
LESS: Allowance for loan and
lease losses	0
Loans and leases, net of unearned
income and allowance	0
Trading assets	0

Premises and fixed assets (including

capitalized leases)	12,911
Other real estate owned	0

Investments in unconsolidated

subsidiaries and associated
companies	0

Not applicable

Intangible assets:

Goodwill	871,685
Other intangible assets	293,863
Other assets	151,030
Total assets	$1,705,546

LIABILITIES

Deposits:

In domestic offices	1,187
Noninterest-bearing	1,187
Interest-bearing	0
Not applicable

Federal funds purchased and securities

sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0

Other borrowed money:

(includes mortgage indebtedness
and obligations under capitalized
leases)	218,691

Not applicable

Not applicable

Subordinated notes and debentures	0
Other liabilities	145,238
Total liabilities	365,116
Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	1,121,520
Retained earnings	214,719

Accumulated other comprehensive

income	3,191
Other equity capital components	0
Total equity capital	1,340,430
Total liabilities, minority interest, and equity capital	1,705,546

I, Karen Bayz, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz	)	Vice President

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael K. Klugman, President	)
Frank P. Sulzberger, MD	)	Directors (Trustees)
William D. Lindelof, VP	)

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